EXHIBIT 2


                     CENTRAL POWER AND LIGHT COMPANY
               RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                      AND PREFERRED STOCK DIVIDENDS
                FOR THE TWELVE MONTHS ENDED JUNE 30, 1994
                        (Thousands Except Ratio)
                               (Unaudited)




Operating Income                                                 $195,754

Adjustments:
  Federal income taxes                                              8,453
  Provision for deferred Federal income taxes                      73,546
  Deferred investment tax credits                                  (5,806)
  Other income and deductions                                       1,864
  Allowance for borrowed and equity funds
    used during construction                                        3,069
  Mirror CWIP amortization                                         71,851

        Earnings                                                 $348,731


Fixed Charges:
  Interest on long-term debt                                     $108,587
  Interest on short-term debt and other                            12,347
  Preferred stock dividend requirements                            21,126

        Fixed Charges and Preferred Requirements                 $142,060


Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                      2.45